Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF BLUE OWL CAPITAL INC.

Alan Kirshenbaum, being the Chief Financial Officer of Blue Owl Capital Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The Certificate of Incorporation of the Corporation be, and hereby is, amended by deleting the definition of “B/D Voting Power” in Article XV of the Certificate of Incorporation and replacing with the following text in its entirety (the “Charter Amendment”).

(c) “B/D Voting Power” means, at the time of determination (but in any event, prior to the Sunset Time), (i) solely with respect to any matter on which holders of Class B Common Stock are voting separately as a class as required by this Certificate of Incorporation or the DGCL, one vote, (ii) solely with respect to each matter on which holders of Class D Common Stock are voting separately as a class as required by this Certificate of Incorporation or the DGCL, one vote, and (iii) with respect to each matter on which stockholders of the Corporation are voting generally or any matter in which the Class B Common Stock and Class D Common Stock are voting together as a single class, a number of votes per share equal to the Total B/D Voting Number divided by the total number of shares of Class B Common Stock and Class D Common Stock issued and outstanding. For purposes hereof, the “Total B/D Voting Number” shall mean a number equal to (A) the quotient determined by dividing (1) the sum of (x) the total number of shares of Class A Common Stock and Class C Common Stock issued and outstanding and (y) the total voting power of all shares of Preferred Stock issued and outstanding by (2) 10%; multiplied by (B) 80%.

SECOND: The Charter Amendment has been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Blue Owl Capital Inc. has caused this Charter Amendment to be executed by its duly authorized officer on this ___ day of ___, 2022.

BLUE OWL CAPITAL INC.

Name: Alan Kirshenbaum
Title: Chief Financial Officer